Exhibit 99.1

NEWS RELEASE

Date: January 25, 2005	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Richard Schweppe
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces December Quarter Revenues and Earnings

IRVINE, California, January 25, 2005 – CorVel Corporation (NASDAQ: CRVL) reported earnings per share of $0.12 for the quarter ended December 31, 2004. Net income for the quarter was $1.3 million compared to $4.1 million for the prior year’s December quarter. December quarter revenues were $69.8 million, down from $75.6 million in the December quarter of 2003. Revenues and earnings for the quarter reflected the soft labor market in the U.S., which in turn has caused workers’ compensation claims to decline from the levels of a year ago.

Earnings per share for the nine months ended December 31, 2004 were $0.73 compared to $1.19 for the same period in the prior year. Net income for the nine months ended December 31, 2004 were $7.7 million down from $12.9 million for the same period in the prior year. Revenues were $218 million compared to $229 million.

Many of the Company’s customers have experienced declining claims volumes following the soft labor markets of 2002 and 2003. Lower rates of inflation in workers compensation healthcare costs have also impacted claims activity.

During the quarter CorVel’s MedCheck medical review system was expanded to include the use of artificial intelligence modules capable of rerouting workflow to optimize results. Medical review is routed by type of care to units specializing in each category of review. These extensions augment a next generation of MedCheck, originally launched in mid-2004. During the December quarter these software enhancements were instrumental in procuring a number of new accounts.

CorVel’s healthcare management website, CareMC (http://www.caremc.com), is integrated with MedCheck medical bill review software. The combination of CareMC and MedCheck position the Company to expand its participation in the Application Service Provider (ASP) market. Many of the largest workers compensation payors either lease software or use ASP services for medical bill review. As the only software vendor that owns a proprietary Preferred Provider Organization (PPO), CorVel is uniquely positioned to deliver ASP solutions.

About CorVel

CorVel Corporation (http://www.corvel.com/) is a national provider of leading-edge services and solutions in the field of healthcare management. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, case management, utilization management, independent medical evaluations and medical bill review to more than 2,000 clients through its 3,100 associates and 150 offices in 49 states. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.

This press release contains forward-looking statements that are subject to risks and uncertainties, including the risk that the historical financial performance of the Company may not be indicative of future financial performance and the risk that the recent performance of the Company’s Common Stock may not be indicative of its future performance, as well as other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended March 31, 2004, and the Company’s most recent form 10-Q.

CorVel Corporation
Income Statement — Unaudited
Three months ended December 31, 2003 and 2004

	2003	2004
Revenues	$75,631,000	$69,788,000
Cost of revenues	62,993,000	60,884,000

Gross profit	12,638,000	8,904,000
General and administrative expenses	6,517,000	6,855,000

Income before income taxes	6,121,000	2,049,000
Income tax provision	2,039,000	788,000

Net Income	$4,082,000	$1,261,000

Net income per share
Basic	$0.39	$0.12

Diluted	$0.38	$0.12

Weighted average shares outstanding
Basic	10,559,000	10,395,000
Diluted	10,794,000	10,510,000

CorVel Corporation
Income Statement — Unaudited
Nine months ended December 31, 2003 and 2004

	2003	2004
Revenues	$228,521,000	$218,200,000
Cost of revenues	188,845,000	184,693,000

Gross profit	39,676,000	33,507,000
General and administrative expenses	19,336,000	20,974,000

Income before income taxes	20,340,000	12,533,000
Income tax provision	7,443,000	4,824,000

Net Income	$12,897,000	$7,709,000

Net income per share
Basic	$1.22	$0.74

Diluted	$1.19	$0.73

Weighted average shares outstanding
Basic	10,592,000	10,488,000
Diluted	10,855,000	10,604,000

CorVel Corporation
Balance Sheet
Summary Balance Sheet Information
As of March 31, 2004 (audited) and December 31, 2004 (unaudited)

	March 31, 2004	Dec. 31, 2004
Assets
Cash and cash equivalents	$8,641,000	$10,461,000
Accounts receivable, net	45,538,000	42,573,000
Prepaid taxes and expenses	5,363,000	3,693,000
Deferred income taxes	4,316,000	3,237,000
Property and equipment, net	29,387,000	30,098,000
Goodwill and other assets	13,066,000	13,124,000

TOTAL ASSETS	$106,311,000	$103,186,000

Liabilities and Stockholders’ Equity
Accounts payable	$10,765,000	$10,330,000
Accrued liabilities	11,847,000	10,383,000
Deferred income taxes	6,077,000	5,602,000
Common stock and paid-in-capital	54,010,000	56,194,000
Treasury stock	(96,281,000)	(106,925,000)
Retained earnings	119,893,000	127,602,000

TOTAL LIABILITIES AND EQUITY	$106,311,000	$103,186,000